Exhibit 28(d)(iv)
THE GABELLI MONEY MARKET FUNDS
AMENDMENT NO. 2
TO THE
MANAGEMENT AGREEMENT
          THIS AMENDMENT NO. 2 TO THE MANAGEMENT AGREEMENT is made as of this 16th day of November, 2010, by and between THE GABELLI MONEY MARKET FUNDS, a Delaware statutory trust (the “Trust”), on behalf of its series The Gabelli U.S. Treasury Money Market Fund (the “Fund”) and GABELLI FUNDS, LLC (the “Manager”).
WITNESSETH:
          WHEREAS, the Fund and the Manager are parties to a Management Agreement dated as of December 16, 1994, as amended as of November 17, 1999, pursuant to which the Manager serves as the investment adviser for the Fund; and
          WHEREAS, the Fund and Manager desire to amend the Management Agreement to reflect a decrease in the advisory fee payable by the Fund to the Manager under such Agreement; and
          WHEREAS, this Amendment No. 2 to the Management Agreement has been approved by the Board of Trustees of the Trust, and is not required to be approved by shareholders of the Fund; and
          WHEREAS, this Amendment No. 2 shall become effective as of December 16, 2010.
          NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, mutually agree as follows:
          1. Appendix C of the Management Agreement is hereby deleted in its entirety and replaced as follows:
APPENDIX C
Annual Fee Payable by Series under Management Agreement

The Gabelli U.S. Treasury Money Market Fund	0.08%

Exhibit 28(d)(iv)
          2. The Management Agreement, as expressly amended hereby, shall continue in full force and effect.

Exhibit 28(d)(iv)
          IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT NO. 2 TO THE MANAGEMENT AGREEMENT as of the day and year first above written.

THE GABELLI MONEY MARKET FUNDS
By:	/s/ Agnes Mullady
	Name:	Agnes Mullady
	Title:	Treasurer

GABELLI FUNDS, LLC
By:	/s/ Bruce N. Alpert
	Name:	Bruce N. Alpert
	Title:	Executive Vice President